STAAR Surgical Reports First Quarterly Profit from Continuing Operations Since 2000

Core Product Revenue Growth of 10%
Visian® ICL Revenue Increases 18% to Set New Quarterly Record of $6.9 Million
Led by Toric ICL and the V4b, International ICL Revenues Increase 26%
Japan Business Unit Generates Highest Level of Profit since 1999
Cash Position Increases to $10.4 Million

MONROVIA, CA, May 3, 2011 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported financial results for the first quarter ended April 1, 2011.  Revenue for the quarter increased 8% to $14.8 million over the first quarter of 2010, driven by 10% growth in core product (IOL and ICL) sales.  The Company achieved its first quarter of income from continuing operations since 2000 of $300,000, or $0.01 per share, compared with a loss from continuing operations of $636,000, or $0.02 per share in the first quarter of 2010.  The Company increased its cash position in the first quarter by $900,000 to end the quarter with cash, cash equivalents, and restricted cash of $10.4 million compared to $9.5 million at December 31, 2010.

“STAAR’s first quarter accomplishments, the current trends which are even more encouraging, and the continuous improvement in our financial and operational results are all evidence that our strategies are working,” said Barry G. Caldwell, President and CEO.  “We achieved a key metric and milestone in the first quarter, generating income from continuing operations for the first time since 2000.  Our success was driven largely by our on-going strategy to increase sales of higher margin core products.  Core product revenue rose 10%.  Visian ICL sales established a new quarterly sales record of $6.9 million, which represented more than 46% of total STAAR sales for the period, and an 18% increase over the prior year’s first quarter results.  Our gross profit margin was nearly 65%, the highest level since 1999, and we anticipate it will expand during 2011 as the percentage of total sales represented by the ICL product line continues to grow.  In addition, our balance sheet remains solid as we increased our cash position and ended the first quarter with $10.4 million in cash.”

“Despite the extremely challenging operating environment faced by our colleagues in Japan, our STAAR Japan operations generated net income for the first quarter, which was the highest quarterly profit generated by these operations since 1999,” continued Mr. Caldwell.  “Our team in Japan performed heroically to keep the business up and running.  We congratulate our President of STAAR Japan, Isamu Kamijo, and all our employees in Japan, for their dedication and persistence in meeting our customer needs during these difficult days.”

“The first quarter was a strong start to 2011.  We believe we are on target to achieve our financial targets for the year, specifically driving double digit revenue growth, ICL sales growth of 25%, gross margin expansion and continued profitability.  Our results through four months indicate our trends are on target.  Our recent CE Mark approvals for the Visian ICL V4c and the nanoFLEX IOL have positioned us well for expansion in Europe and other key countries outside the U.S.   We will remain focused on expanding our growth in the key markets around the world,” Mr. Caldwell concluded.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•
First quarter Visian ICL sales set another record of $6.9 million, 18% above the $5.9 million reported for the first quarter of 2010.  The revenue growth was attributable to a 17% increase in total unit volume during the quarter.

•	International revenues of the Visian ICL increased 26%, driven by a 34% increase in Toric ICLs.
•
The Visian Toric ICL, which is available in approximately 45 markets, accounted for 54% of total ICL sales in those markets during the first quarter of 2011.  By comparison, Toric ICLs represented 48% of total ICL sales during the first quarter of 2010.

•
Shipments of the expanded range Visian V4b ICL, which began during the fourth quarter, continued to grow.  In the 23 markets in which we are selling the V4b, 8% percent of the V4b ICL sales in those markets were in the newly expanded refractive ranges.

•	The markets in China, Japan, Germany, the Middle East, and India demonstrated particularly strong growth during the quarter in both revenue and percentage of growth.
•
CE Mark for the V4c model of the Visian ICL and Toric ICL, which was announced last week, represents a significant technology enhancement making the ICL procedure more convenient and efficient for both the patient and the surgeon.  The elimination of this step makes the ICL procedure more cost effective for the surgeon.

•
The Company continues to respond to both the FDA in the U.S. and PMDA in Japan for its submissions seeking approval of the Visian Toric ICL in those markets.  In the U.S., the Company responded on April 22nd with a document to help the agency understand the differences in patient counts for each of the clinical visits during the trial.  In Japan we plan a response to current PMDA questions the week of May 9th and would expect a Good Clinical Practices audit during the second half of this year.

Recent Intraocular Lens (IOL) Highlights

•	First quarter IOL sales increased 4% to $7.1 million over the first quarter of 2010.
•	Favorable impact of foreign exchange was $447,000, primarily due to preloaded IOL sales in Japan.
•
Sales of the nanoFLEX IOL in the U.S. were basically flat during the quarter as the comparable to last year was quite high.  As others have reported, cataract procedures in the U.S. were negatively impacted by severe weather during the quarter.  The average selling price actually increased during the quarter despite the elimination of the NTIOL reimbursement levels.  The nanoFLEX growth trends have resumed during the first four weeks of the second quarter and now show an increase over prior year for the first four months of the year.

•	Preloaded IOL revenues grew 11% globally during the period, while IOL sales in Japan grew 19%.
•	Global sales of lower margin silicone monofocal IOL declined 25% while the higher margin silicone Toric IOLs grew 30%.
•
The CE Mark approval of nanoFLEX, which was announced last week, will be a cornerstone in our global IOL strategy to drive premium sales in key and profitable markets throughout the world.  Marketing in Europe will begin during the second quarter.

•
The Company continues to interact with the FDA on its submission for the Preloaded Silicone IOL.  The FDA had an additional question on sterilization testing on the Preloaded Silicone submission, to which the Company responded on April 21st.

First Quarter Financial Highlights

•
Total net sales in the first quarter increased 8% to $14.8 million from $13.8 million in the first quarter of 2010.  Foreign currency changes favorably impacted sales by $500,000.  Core product revenue grew 10% in the quarter.

•
Gross margin increased to 64.8% of revenue from 64.1% of revenue in the first quarter of 2010.  The increase is primarily due to a higher mix of ICL sales, and, within ICLs, a larger percentage of Toric ICL sales.

•
Operating expenses totaled $9.4 million, an 8% increase over the first quarter 2010 total of $8.8 million.  The effect of exchange rate changes was approximately $241,000.  Increases in General and Administrative expenses were due to increased accruals for potential bonuses based upon 2011 performance and in Sales and Marketing where investment in key markets continues.

•
During the quarter the Company announced the conversion of its marketing efforts in Australia from direct to a distribution model.  There were some one-time impacts to the first quarter and to the remainder of the year as a result:

-	$444,000 in sales of inventory to the new distributor during the quarter were at lower than normal margins. This negatively impacted total gross profit margin percentage by 800 basis points.
-	One-time costs associated with closing our operations and completing the deal structure were $118,000.
-	The Company anticipates minimal revenue impact from this conversion and a reduction in expenses of approximately $500,000 over the remainder of the year.
•	Income from continuing operations was $300,000, or $0.01 per share, compared with a loss from continuing operations in the first quarter a year ago of $636,000, or $0.02 per share.
•	For the first quarter of 2010, income from discontinued operations was $4.2 million, reflecting the gain on the sale of the Company’s interests in Domilens GmbH, its German subsidiary, in March 2010.
•
Net income in the first quarter of 2011 was $300,000, or $0.01 per share.  The net income reported for the first quarter of 2010 totaling $3.5 million, or $0.10 per share, reflected the gain on the sale of Domilens.

•
Cash and cash equivalents and restricted cash totaled $10,354,000 at April 1, 2011 compared with $9,509,000 at December 31, 2010.  STAAR generated cash from operating activities of $550,000 during the first quarter of 2011.

Information provided for the first four months of 2011 is preliminary and not necessarily indicative of final second quarter results.

Conference Call

The Company will host a conference call and webcast on Tuesday, May 3, 2011 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's first quarter financial results, and recent corporate developments. The dial-in number for the conference call is 877-941-2930 for domestic participants and 480-629-9690 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4434620#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 200,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of CE Mark approval of new ICL and IOL designs, prospects for any future product approval, including approval of the Visian Toric ICL in the U.S. or Japan; the outcome of our development and clinical research plans;  statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the unknown long-term effect of recent disasters in Japan on business there, the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rate;  the risk that efforts to develop new products, such as accommodating lenses, may not be successful; the broad discretion of regulators in approving medical devices in our major markets; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-896-6820	Christopher Gale, 646-201-5431
Douglas Sherk, 415-896-6820

(Tables to follow)

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	April 1,	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$10,212	$9,376
Restricted cash	142	133
Accounts receivable trade, net	7,612	8,219
Inventories, net	9,967	10,543
Prepaids, deposits, and other current assets	2,193	1,715
Total current assets	30,126	29,986
Property, plant, and equipment, net	3,505	3,732
Intangible assets, net	3,434	3,672
Goodwill	1,786	1,786
Deferred income taxes	202	202
Other assets	1,142	1,207
Total assets	$40,195	$40,585

Current liabilities:
Line of credit	$2,420	$2,460
Accounts payable	3,648	3,717
Deferred income taxes	325	326
Obligations under capital leases	388	431
Other current liabilities	5,335	6,513
Total current liabilities	12,116	13,447
Obligations under capital leases	1,354	1,403
Deferred income taxes	531	488
Other long-term liabilities	2,792	2,820
Total liabilities	16,793	18,158

Stockholders' equity:
Common stock	354	351
Additional paid-in capital	153,007	152,014
Accumulated other comprehensive income	1,779	2,100
Accumulated deficit	(131,738)	(132,038)
Total stockholders' equity	23,402	22,427
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$40,195	$40,585

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended
	% of	April 1,	% of	April 2,	Change
	Sales	2011	Sales	2010	Amount	%

Net sales	100.0%	$14,849	100.0%	$13,778	$1,071	7.8%

Cost of sales	35.2%	5,220	35.9%	4,949	271	5.5%

Gross profit	64.8%	9,629	64.1%	8,829	800	9.1%

Selling, general and administrative expenses:
General and administrative	23.8%	3,530	24.6%	3,389	141	4.2%
Marketing and selling	30.0%	4,459	27.8%	3,831	628	16.4%
Research and development	9.6%	1,432	11.1%	1,533	(101)	-6.6%

Total selling, general and administrative expenses	63.4%	9,421	63.5%	8,753	668	7.6%

Operating income	1.4%	208	0.6%	76	132	173.7%

Other income (expense):
Interest income	0.1%	13	0.0%	1	12	1200.0%
Interest expense	-1.0%	(153)	-2.9%	(406)	253	-62.3%
Gain (loss) on foreign currency transactions	2.5%	372	-0.4%	(50)	422	-844.0%
Other income, net	1.1%	163	0.3%	41	122	297.6%
Total other income (expense)	2.7%	395	-3.0%	(414)	809	-195.4%

Income (loss) before provision for income taxes	4.1%	603	-2.5%	(338)	941	-278.4%

Provision for income taxes	2.0%	303	2.2%	298	5	1.7%

Income (loss) from continuing operations	2.0%	300	-4.6%	(636)	936	-147.2%

Income from discontinued operations, net of income taxes	0.0%	-	30.2%	4,166	(4,166)	-100.0%

Net income	2.0%	$300	25.6%	$3,530	$(3,230)	-91.5%

Net Income (loss) per share from continuing operations-basic		$0.01		$(0.02)
Net Income (loss) per share from continuing operations-diluted		$0.01		$(0.02)

Income per share from discontinued operations:
Basic and diluted		$-		$0.12

Net income per share-basic		$0.01		$0.10
Net income per share-diluted		$0.01		$0.10

Weighted average shares outstanding-basic		35,188		34,750
Weighted average shares outstanding-diluted		36,389		34,750

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Three Months Ended
	April 1,	April 2,
	2011	2010
Cash flows from operating activities:
Net income	$300	$3,530
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(4,166)
Depreciation of property and equipment	307	442
Amortization of intangibles	197	200
Amortization of discount	-	125
Deferred income taxes	44	-
Fair value adjustment of warrant	(103)	25
Loss on disposal of property and equipment	(14)	-
Stock-based compensation expense	355	311
Change in net pension liability	60	93
Other	(81)	95
Changes in working capital:
Accounts receivable	666	881
Inventories	548	417
Prepaids, deposits and other current assets	(473)	(405)
Accounts payable	(87)	(1,426)
Other current liabilities	(1,169)	(888)
Net cash used in operating activities of discontinued operations	-	(635)
Net cash provided by (used in) operating activities	550	(1,401)

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	-	12,051
Deposit of rstricted escrow account	-	(136)
Acquisition of property and equipment	(44)	(106)
Proceeds from sale of property and equipment	26	-
Net change in other assets	48	(2)
Net cash used in operating activities of discontinued operations	-	(50)
Net cash provided by investing activities	30	11,757

Cash flows from financing activities:
Repayment of capital lease lines of credit	(131)	(276)
Proceeds from exercise of stock options	606	-
Net cash used in financing activities of discontinued operations	-	(50)
Net cash provided by (used in) financing activities	475	(326)

Effect of exchange rate changes on cash and cash equivalents	(219)	(86)

Increase in cash and cash equivalents	836	9,944
Cash and cash equivalents, at beginning of the period	9,376	6,330
Cash and cash equivalents, at end of the period	$10,212	$16,274

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended
		April 1,		April 2,	%
Geographic Sales		2011		2010	Change
United States	23.8%	$3,533	29.2%	$4,022	-12.2%

Japan	27.5%	4,090	25.4%	3,503	16.8%
China	7.0%	1,033	6.2%	855	20.8%
Korea	9.3%	1,384	10.8%	1,486	-6.9%
Other	32.4%	4,809	28.4%	3,912	22.9%
Total International Sales	76.2%	11,316	70.8%	9,756	16.0%

Total Sales	100.0%	$14,849	100.0%	$13,778	7.8%

Product Sales
Core products
IOLs	48.0%	$7,129	49.9%	$6,877	3.7%
ICLs	46.4%	6,889	42.5%	5,860	17.6%
Total core products	94.4%	14,018	92.4%	12,737	10.1%
Non-core products
Other	5.6%	831	7.6%	1,041	-20.2%
Total Sales	100.0%	$14,849	100.0%	$13,778	7.8%